                                    EX. 10.14

                      DEVELOPMENT & OEM LICENSING AGREEMENT

        This DEVELOPMENT & OEM LICENSING AGREEMENT is entered into and made effective as of the 24th day of November, 1997 by and between TTR Technologies Ltd., a company formed under the laws of the State of Israel with an address at 2 Hanagar Street, Kfar Saba, Israel 44425 ("TTR") and Doug Carson & Associates Inc., an Oklahoma corporation with its principal offices at 1515 East Pine Street, Cushing, Oklahoma 74023-9161, ("Developer") and Nimbus CD International, Inc., a Delaware corporation with principle offices at 623 Welsh Run Road, Ruckersville, Virginia and its subsidiaries ("Licensee").

                               W I T N E S S E T H

        WHEREAS, TTR is in the business of designing, developing, marketing and distributing, inter-alia, optical media authenticity verification and software protection products designed to prevent the unauthorized reproduction of protected software applications and content and has developed proprietary technology which prevents the faithful reproduction of optical media;

        WHEREAS, Developer is in the business of designing, developing, marketing and supplying mastering interface systems ("MIS" as defined below) used to create CD and DVD optical disc glass masters;

        WHEREAS, Developer is developing a MIS which integrates the DiscGuard System (as defined below) for use on laser mastering machines (the "Enhanced MIS") ;

        WHEREAS, Licensee is in the business of replicating optical media;

        WHEREAS, Licensee desires to integrate the Enhanced MIS into its laser mastering machines in order to produce DiscGuard System enhanced glass masters which are used to produce metal stampers which, in turn, produce CD-ROMs and DVDs, all on the terms contained herein.

NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

As used herein, the following terms shall, unless the context otherwise required, have the following meanings ascribed to them:


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        1.1    "Customer" shall mean a software developer, title publisher or electronic content provider.

        1.2 "Confidential Information" means any (i) information or material disclosed by one party hereto to the other in writing which the disclosing party designates in writing as confidential at the time of disclosure, (ii) information disclosed orally by one party hereto to the other that is designated orally as confidential at the time of disclosure and that is described and designated as confidential in a written notice from the disclosing party to the receiving party within thirty (30) days after such disclosure, (iii) hardware and secret information regarding the internals of the DiscGuard System, DiscGuard System enhanced discs, MIS, Enhanced MIS and Licensee's Mastering Machines, whether or not specifically designated as confidential, and (iv) information regarding a Party's customers, whether or not specifically designated as confidential. Notwithstanding the foregoing, "Confidential Information" shall not include information which: (i) becomes generally known other than through the receiving party's breach of this Agreement or violation of a disclosing party's rights under trade secrets or other law, (ii) the receiving party independently develops without reference to confidential information of the disclosing party or any third party, or (iii) the receiving party acquires from a third party, or develops based in part on information acquired from a third party, without incurring any obligations of confidentiality.

        1.3 "DCA Intellectual Property" means all United States and foreign copyrights (including without limitation all renewals and extensions thereof), registrations and applications for registration of copyright, patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any of MIS (as defined below) or part thereof, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of MIS or part thereof.

        1.4 "DiscGuard System" is a TTR proprietary technology which prevents the faithful reproduction of all types of optical media (CD-ROM, CD-R, DVD-ROM, DVD-R etc.).

        1.5 "DiscGuard Detecting Software" is software utilizing a distinct identification code that enables an optical disc retrieval system to determine whether a disc is a Fingerprinted Disc.

        1.6 "DiscGuard Enabling Software" is software used in conjunction with an Enhanced MIS and which enables the Enhanced MIS to produce Fingerprinted Discs.



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        1.7    "DiscGuard Workstation Software" is a graphical user interface and software used to encrypt publisher applications to protect them from running unless such applications are on a Fingerprinted disc. This software also provides authorization capability so that only a run authorized by TTR is allowed.

        1.8 "Fingerprinted Disc" is a CD-ROM or DVD disc with a non-reproducible digital fingerprint that can be detected during retrieval to verify that the disc is authentic.

        1.9 "Licensed Intellectual Property" means all Israel and foreign copyrights (including, without limitation, all renewals and extensions thereof), registrations and applications for registration of copyright, patents (including, without limitation, continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including, without limitation, divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any of DiscGuard System or part thereof, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of DiscGuard System or part thereof.

        1.10 "Mastering Interface System(s) ("MIS")" means a software configuration which formats data and feeds the same to a laser beam recorder (the "LBR") that is used solely in the pressed optical media industry to produce a glass master (used to produce metal stampers which, in turn, are used in replicating machines to produce optical media); and where such MIS is proprietary to the Developer or for which Developer has exclusive manufacturing rights and sells or leases such MIS in the regular course of business.

        1.11 "Subsidiaries" means any company in which a party hereto holds more than 50% of the voting equity.


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                                   ARTICLE II

              GRANT OF LICENSE; UNDERTAKING TO INTEGRATE DISCGUARD

        2.1 Grant of TTR Development License. TTR hereby grants to Licensee a non-exclusive, non-transferable license to merge, link, bundle or otherwise integrate the DiscGuard Enabling Software into Licensee's laser mastering machines ("Licensee Mastering Machine(s)") which produce glass masters which are used to produce metal stampers which, in turn, are used in replicating machines to produce CD-ROMs and DVDs (hereafter sometimes referred to as "disc(s)") in order to complete the Test Samples described in Section 3.1.

        2.2 Grant of Developer Development License. Developer hereby grants to Licensee a non-exclusive, non-transferable license to integrate into and use the Enhanced MIS with one Licensee Mastering Machine in order to complete the Test Samples described in Section 3.1

        2.3 Grant of Exclusive Production License. Upon and subject to completion of the First Run, as defined in Section 3.4, TTR hereby grants to Licensee an exclusive, non-transferable, worldwide license to;

               i. merge, link, bundle or otherwise integrate the DiscGuard Enabling Software into Licensee's Mastering Machines;

               ii. duplicate the DiscGuard Enabling Software for purposes related to integration; and

               iii. use the DiscGuard Enabling Software to replicate Fingerprinted Discs for Customers.

                     The license granted pursuant to this sub-section 2.3 (iii) shall be exclusive for a period of six (6) months from the date of its grant (the "Exclusive License period"). Notwithstanding the above, during the Exclusive License Period, TTR and Developer shall each be authorized to market, distribute and integrate directly and indirectly the DiscGuard Enabling Software on third party laser mastering machines and to produce Fingerprinted Discs so long as no Fingerprinted Discs are sold thereon during the Exclusive License Period. The license granted pursuant to this Section 2.3 shall be called the "License".

        2.4 Grant of Non-Exclusive Production License. Upon the end of the Exclusive License Period, TTR hereby grants to Licensee a non-exclusive, non-transferable, world-wide license to;

               i. merge, link, bundle or otherwise integrate the DiscGuard Enabling Software into Licensee's Mastering Machines;

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               ii.   duplicate the DiscGuard Enabling Software for purposes
                     related to integration; and

               iii. use the DiscGuard Enabling Software to replicate Fingerprinted Discs for Customers.

        The parties acknowledge that the provisions of sections 2.1-2.4, inter alia, apply separately to both CD-ROMs and DVDs.

        2.5 Additional OEM Agreements; Restrictions. Nothing contained herein grants, or shall be deemed or interpreted to grant to Licensee a license or the right to distribute or exploit in any manner (i) the DiscGuard System or Enhanced MIS (or any component thereof) as a stand-alone product or (ii) the DiscGuard Detecting Software or (iii) the DiscGuard Workstation Software. Additionally, this Agreement shall not be construed to limit or restrict TTR (other than as set out in Section 2.3 above) or Developer in any way from (i) promoting, granting licenses to and installing the DiscGuard System and other TTR products or the Enhanced MIS and other Developer products at any location and at customer's facilities, whether directly, indirectly, or through a distributor, agent or subsidiary and (ii) granting resale, distribution and OEM licenses relating to the DiscGuard System or Enhanced MIS to third-parties.

        2.6 Restricted Uses. Licensee is prohibited from changing, developing, enhancing or otherwise modifying the DiscGuard System or Enhanced MIS (or any component thereof) in any way whatsoever.

        2.7 Compliance. Each Party will comply with all applicable laws and regulations and ordinances including, but not limited to, the regulations of the U.S. Government relating to the export of commodities and technical data insofar as they relate to the activities under this Agreement and the laws of the European Economic Commission, to the extent such laws and regulations are applicable.


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                                   ARTICLE III

               DEVELOPMENT OF DISCGUARD ENHANCED MASTERING MACHINE

        3.1 General. This section sets forth the detailed agreement for the setting up of work procedures and under which the Enhanced MIS and DiscGuard Enabling Software will be integrated into a Licensee Mastering Machine for the purposes of producing a DiscGuard System enhanced glass master and a test run of twenty
               (20) DiscGuard System protected CD-ROMs and a test run of twenty
               (20) DiscGuard System protected DVDs (the "Test Sample(s)"). It is expected that the above integration will proceed with all due diligence and that the milestone dates set forth in Exhibit A will be met. The CD-ROM Test Sample and the DVD Test Sample are expected to be completed at different dates as set out in the Exhibits attached hereto. Each of TTR , Developer and Licensee recognizes that the completion of this project within the time schedule set forth herein is fundamental to this Agreement and contemplates the continuing cooperation and good will of each party and the assignment to the project of competent personnel from each side.

        3.2 Development Tasks. Licensee, Developer and TTR shall perform their respective development tasks specified in Exhibit A in accordance with the development schedule specified therein and the design specifications specified in Exhibit B (the "Development").

        3.3 Acceptance Testing. Upon completion of each of the Tests Samples as herein provided, TTR shall review and conduct testing of the discs to determine, in its sole discretion, whether such CD-ROM Test Sample or DVD Test Sample is acceptable and shall notify Developer and Licensee of such approval ("Acceptable"). In the event that following such tests TTR determines that either of the Test Samples is not Acceptable, all parties will undertake to make process adjustments and will undertake continuing test runs and TTR agrees to pay 50% of Licensee's costs.

        3.4 Samples. Within 14 days after the CD-ROM or DVD Test Sample is found Acceptable, Licensee shall, at its expense, provide TTR with 1,000 Fingerprinted discs (CD-ROM or DVD as the case may be), packaged in Jewel boxes with booklets (2 pages maximum) and inlays and overwrapped ("First Run"). TTR shall provide Licensee with artwork to be used in the above packaging, booklets and inlays. TTR shall bear the cost of shipping these 1,000 discs.

        3.5 Termination of Development License. In the event that TTR does not find a Test Sample Acceptable as provided in Section 3.3 or for whatever reason a Test Sample is not completed by January 31, 1998, then TTR may, at its option


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

               and upon written notice to Licensee and Developer, terminate forthwith this Agreement with respect to the media of such Test Sample (CD-ROM or DVD as the case may be).


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                                   ARTICLE IV

                             UNDERTAKINGS OF PARTIES

        4.1 Undertakings of TTR. (i) Promptly upon the execution of this Agreement, and for the duration of the Development, TTR shall provide Licensee with DiscGuard Enabling Software and other materials to the extent necessary for its integration into a Licensee Mastering Machine.

               In the event that the License is entered into pursuant to Sections 2.3 and 2.4, for the duration of the License, TTR shall provide to Licensee, within five (5) Business Days' of its availability for commercial distribution, DiscGuard Enabling Software upgrades or improvements, if any.

        4.2 For the duration of the Exclusive License Period, TTR shall refer all potential Customers interested in the DiscGuard System to the Licensee.

        4.3 Undertakings of Licensee. The Licensee undertakes to perform each of the following:

               i. Integration of the Product. For the duration of the Exclusive License Period, Licensee will integrate the DiscGuard Enabling Software and Enhanced MIS, as provided for hereunder;

               ii. Non-Compete. *** [Omitted material; Confidential Treatment Requested]

               iii. Sublicense. Every agreement entered into by Licensee with a Customer shall be no less protective of TTR's rights than as provided for in this Agreement. Licensee shall notify its Customers and provide documentation, with each Fingerprinted Disc order, about the DiscGuard System, stating that the DiscGuard System shall only be used with DiscGuard Detecting Software and DiscGuard Workstation Software which must be licensed from TTR under a separate agreement.

               iv. Networking. Within thirty (30) days after the end of each Calendar Quarter, Licensee shall provide TTR with a written statement setting forth, in reasonable detail, in respect of the previous three month period, with prior approval of Licensee's customers (for which Licensee shall use reasonable commercial efforts to obtain), names and addresses of all Customers for that period. Such information will be treated as Confidential Information.

               v. Purchase of Enhanced MIS. Within forty five (45) days of expiration of the Exclusive License Period, Licensee shall return to the Developer the Enhanced MIS and any improvements and documentation concerning the same, unless Licensee shall have purchased the Enhanced MIS from the Developer for a purchase price agreed to by TTR, Licensee and Developer.



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        4.4    Undertaking of Developer. Promptly upon the execution of this
               Agreement, Developer shall provide Licensee with the Enhanced MIS and other materials to the extent necessary for the integration into a Licensee Mastering Machine. For the duration of the Development and Exclusive License Period, Developer shall provide to Licensee, within five (5) Business Days' of its availability for commercial distribution, upgrades or improvements, if any, to the Enhanced MIS.


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                                    ARTICLE V

                                  LICENSE FEES

        5.1 Royalties. In consideration of the rights granted to Licensee pursuant to Section 2.3 and 2.4, Licensee shall, within thirty (30) days after the end of each calender quarter, pay
               TTR fifty (50%) percent of the premium charged and received by Licensee for each Fingerprinted disc sold by or on behalf of Licensee, and in any event not less than $0.075 shall be paid to TTR per such disc (the "Royalties"). *** [Omitted material; Confidential treatment requested] Confidential Material omitted and separately filed with the Securities and Exchange Commission

        5.2 Mastering Charge. With respect to each DiscGuard System protected title sold or distributed by or on behalf of Licensee, Licensee shall charge Customer a premium mastering charge. Within thirty
               (30) days after the end of each calendar quarter, Licensee shall pay TTR $1,000 from each such mastering premium charge received. Such charge shall be collected on a per title and on a per production site basis and not per glass master used in producing such title.

        5.3 Royalty and Mastering Charge Review. *** Confidential material omitted and separately filed with the Securities and Exchange Commission

        5.4 Reports. Within thirty (30) days after the end of each calendar quarter, Licensee shall submit to TTR a report detailing its calculation of any amounts owing to TTR pursuant to this Article 5 for such quarter, broken down as reasonably requested by TTR to the extent required to ensure the accuracy of payments hereunder.

        5.5 Audit. TTR may request an audit of Licensee's books and records by a nationally recognized independent public accounting firm not more than twice in any one (1) year period upon ten (10) days prior written notice to Licensee to confirm Licensee's compliance with its obligations under this Article 5. Any such audit shall be performed at Licensee's offices during its regular business hours in a manner intended not to interfere with its operations. Licensee shall assist and cooperate with the auditors to any reasonable extent necessary to allow them to perform their functions. If any audit reveals an underpayment, Licensee shall immediately pay such underpayment; if any audit reveals a net underpayment of more than five percent (5%), Licensee shall pay the costs of the audit and TTR may conduct a follow up audit at any time upon ten (10) days prior written notice, and Licensee shall pay interest on such underpayment at the prime rate then most recently published by the largest bank in New York (in terms of assets) plus one (1) point; and if any audit reveals an underpayment of more than ten percent (10%), TTR may terminate this Agreement upon thirty (30) days prior written notice to Licensee unless such underpayment was inadvertent, in which event Licensee shall promptly use its best efforts to correct its procedures to avoid such underpayments in the future, and TTR may in any event terminate this Agreement upon thirty (30) days notice if any subsequent audit reveals a net underpayment of more than ten percent (10%).


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                                   ARTICLE VI

                               PROPRIETARY RIGHTS

        6.1 Title to Products. Licensee and Developer acknowledge that all of the Licensed Intellectual Property is the sole property of TTR, and Licensee and Developer shall not obtain any interest of any kind in the DiscGuard System by or through this Agreement except as contemplated herein. Any modifications, enhancements or improvements relating to the DiscGuard System (whether or not resulting from the implementation of this Agreement) which are discovered, invented or first reduced to practice by the Licensee or Developer shall be the sole and exclusive property of TTR, subject to a license, on the terms set forth herein, in favor of Licensee. Licensee and Developer acknowledge that this declaration is vital to TTR and without it TTR would not enter into this Agreement. All DiscGuard System protected media sold by Licensee and all related documentation shall bear TTR's patent notice in a form mutually agreed by the Parties.

        6.2 Title. Licensee and TTR acknowledge that all of the DCA Intellectual Property is the sole property of Developer, and Licensee shall not obtain any interest of any kind in the MIS by or through this Agreement except as contemplated herein. Any modifications, enhancements or improvements relating to the MIS (whether or not resulting from the implementation of this Agreement) which are discovered, invented or first reduced to practice by the Licensee or TTR shall be the sole and exclusive property of Developer, subject to a license, on the terms set forth herein, in favor of Licensee. Licensee acknowledges that this declaration is vital to Developer and without it Developer would not enter into this Agreement.

        6.3 Trade Secrets. Licensee and Developer acknowledge that the DiscGuard System contains trade secrets which are the sole property of TTR and which are confidential and are not in the public domain, the unauthorized use or disclosure of which may cause irreparable harm to TTR.

        6.4 Trade Names, Trademarks and Service Marks. Licensee and Developer acknowledge that the trade names, trademarks and service marks used by TTR in relation to its DiscGuard System, are the exclusive property of TTR. Licensee agrees that it shall not hold itself out as having acquired any proprietary right to any trade name, trademark, or service mark of TTR by virtue of its use thereof or anything herein, except as specifically set forth in this Agreement, and any such right shall immediately cease upon the termination or cancellation of this Agreement. Licensee shall be permitted to use exclusively the name DiscGuard in any advertising or promotional material during the Exclusive License Period and non-exclusively thereafter.

        The authorization contained herein to use and authorize the use of any trademarks or tradenames shall cease by the ninetieth (90th) day after Licensee has received written



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               notice from TTR to the effect that such tradenames or trademark has been superseded or replaced by a new tradename or trademark.


















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                                   ARTICLE VII

                          REPRESENTATIONS & WARRANTIES

        7.1 TTR's Representations and Warranties. TTR hereby represents and warrants to Licensee that:

               i. TTR is a private company duly formed and validly existing under the laws of the State of Israel;

               ii. TTR has the necessary corporate power and authority to enter into this Agreement and to perform hereunder, and TTR's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate actions;

               iii. Neither the execution or delivery of this Agreement nor the performance by TTR hereunder will violate any provision of TTR's charter documents or articles any agreement by which it is currently bound;

               iv. TTR owns and has all of the rights to the Licensed Intellectual Property incorporated into the DiscGuard System which are necessary for TTR to grant the Licenses and perform all of its obligations under this Agreement;

               v.     TTR is wholly owned by TTR Inc., a Delaware corporation.

               vi. TTR represents and warrants that the digital fingerprint contained in a Fingerprinted Disc that is produced under License, in accordance with the specifications of Developer and TTR,

                      (a) will not be reproducible by conventional CD mastering machines or conventional CD recording systems; and

                      (b) will not materially hinder the playback function in units of CD-ROM drives listed on Schedule 7.4 hereof, subject to the terms provided therein.

               This warranty shall be null and void if Licensee is in default under this Agreement or if the non-conformance is due to:

               (a) unauthorized modification of the DiscGuard System; or

               (b) misuse, errors or negligence of Licensee, its employees or agents in operating the Enhanced MIS or the DiscGuard System or any related technology used in conjunction herewith to produce the Fingerprinted Discs; or

               (c ) replication of Fingerprinted Discs not in accordance with the specifications of the Developer and TTR; or



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               (d) non-compliance of the units of the CD-ROM drives used with the criteria set out in Schedule 7.4 hereof.

               In the event of a breach of this warranty TTR shall, at its option, (i) cure the error or defect, (ii) replace such Fingerprinted Disc or (iii) remit to Licensee in respect any fee received by TTR in respect of such Fingerprinted Disc. TTR shall not be obligated to cure any defect, replace any Fingerprinted Disc or pay any amount unless Licensee notifies TTR of the existence and nature of such defect upon discovery.

        7.2 Licensee's Representations and Warranties. Licensee hereby represents and warrants to TTR that:

               i. Licensee is a public company duly formed and validly existing under the laws of the State of Delaware;

               ii. Licensee has the necessary corporate power and authority to enter into this Agreement and to perform hereunder, and Licensee's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate actions; and

               iii. Neither the execution or delivery of this Agreement nor the performance by Licensee hereunder will violate any provision of Licensee's charter documents or articles or any agreement by which it is currently bound.

        7.3 Developer's Representations and Warranties. Developer hereby represents and warrants to TTR and Licensee that:

               i. Developer is a private company duly formed and validly existing under the laws of the State of Oklahoma;

               ii. Developer has the necessary corporate power and authority to enter into this Agreement and to perform hereunder, and Developer's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate actions;

               iii. Neither the execution or delivery of this Agreement nor the performance by Developer hereunder will violate any provision of Developer's charter documents or articles or any agreement by which it is currently bound;

               iv. Developer owns and has all of the rights to the intellectual property incorporated into the MIS which are necessary for Developer to grant the license and perform all of its obligations under this Agreement; and



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               v.     The Enhanced MIS is compatible with the Licensee's laser
                      mastering system and, when used in accordance with procedures established for the First Run, allows consistent mastering of DiscGuard glass masters.



















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                                  ARTICLE VIII

                     WARRANTIES, LIABILITY & INDEMNIFICATION

        8.1 Warranties. IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, SATISFACTION AND MERCHANTABILITY SHALL NOT APPLY TO DISCGUARD SYSTEMS, ENHANCED MIS, MIS OR LICENSEE'S MASTERING MACHINES.

        8.2 Limitation on Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF OR ARISING OUT OF THE PERFORMANCE AND/OR BREACH OF ITS OBLIGATIONS HEREUNDER FOR ANY INDIRECT, INCIDENTAL OR SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THAT PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        8.3 Indemnity. Each party shall indemnify and hold the other parties and their subsidiaries and their customers harmless from all loss, damage and/or expenses (including attorney's fees) arising out of any claims by third parties that the use of other party's products furnished hereunder infringes any third party patent, trademark, copyright or other proprietary interest. The indemnified parties shall promptly notify the indemnifying Party in writing of such claim and permits the indemnifying party to control the defense or settlement thereof. The indemnifying party shall vigorously defend against any such claim. The indemnifying party may, at its sole option and expense (i) procure for the Licensee the right to continue using the infringing product (ii) modify the infringing product so that it is non-infringing (iii) procure a replacement product that has substantially the same functionality, or if none of the above options is reasonably available (iv) terminate this Agreement and all sublicenses granted hereunder.

        8.4 No Unauthorized Use or Disclosure. Each party shall: (i) hold in confidence, and not disclose or reveal to any person or entity, any Confidential Information of the other party without the clear and express prior written consent of a duly authorized representative of such other party, except that a party receiving Confidential Information from the other party may reveal such information solely to its employees or contractors or consultants who require such disclosure to allow such receiving party to perform its obligations or exercise its rights under this Agreement and who agree in writing to refrain from making any unauthorized use or disclosure thereof; and (ii) not use any Confidential Information of the other party for any purpose at any time, other than for the purpose(s) of performing its obligations or exercising its rights under this Agreement. Each party shall protect the Confidential Information of the other party using at least the same degree of



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               care it uses to protect its own proprietary and confidential information and materials of like importance, but in no event less care than a reasonably prudent business person would take in a like or similar situation. Each party shall return any Confidential Information of the other upon written request, except to the extent that doing so would undermine or interfere with the exercise by the receiving party of its rights under this Agreement.

        8.5 Disclosure of Confidential Information Pursuant To Subpoena. If a party to this Agreement is served with a subpoena which seeks to compel the production of Confidential Information of the other party to this Agreement, the party upon whom such subpoena is served shall immediately give written notice of such subpoena to the other party to this Agreement, unless such party is prohibited by law from providing such notice. The parties to this Agreement shall then cooperate with one another for the purpose of obtaining such relief as will protect the Confidential Information. Should a motion be timely filed and served and the party upon whom such subpoena is served is notified in writing thereof before the date upon which such production is requested, the party upon whom such subpoena is served shall not comply with such subpoena until after such time as the court rules on the subject motion. Should such order be obtained, the party upon whom such subpoena is served shall comply with the order. Should no such motion be filed before the scheduled production date, the party upon whom such subpoena is served may comply with such subpoena.

        8.6 Terms of Agreement. Each party shall treat the terms of this Agreement as confidential and shall not disclose such terms, except that disclosure of such terms shall be permitted (i) as provided in Section 8.5 with respect to Confidential Information,
               (ii) to accountants, attorneys and other professionals providing services to the disclosing party to the extent that such professionals are notified of the confidential nature of such terms.

        8.7 Employment of Other Party's Employees. Each party agrees that during the continuance of this Agreement and for a period of six months after its termination, in whole or in part, it will not hire or otherwise contract the services of, whether directly or indirectly (i) an employee of the other party (ii) a former employee of the other party whose employment with the other party ended less than six months prior to the date of such hiring, or
               (iii) any corporation or entity in which such employee or former employee is an officer, director or shareholder holding 25% of the equity or is employed providing service to that corporation or entity, provided, however, that this provision shall not apply if the employer or former employer of such individual consents in writing to such hiring.

        8.8 Noncompetition. **** Confidential material omitted and filed separately with the Securities and Exchange Commission.

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

                                   ARTICLE IX

                              DEFAULT & TERMINATION

        9.1 Effectiveness; Term of Agreement. This Agreement shall become effective upon signature by each of the parties hereto and, unless terminated as herein provided, shall continue in full force and effect for five (5) years thereafter; PROVIDED, THAT, this Agreement shall be automatically renewable for additional one (1) year periods upon expiry subject to the mutual written agreement of the parties.

        9.2    Right to Terminate.

               i. TTR shall be entitled to terminate this Agreement in the event that TTR shall determine the Development of a Test Sample is not Acceptable in accordance with the provisions of Section 3.3 hereof.

               ii. Any party may terminate this Agreement upon any other party's breach of a material term, covenant or undertaking in this Agreement if, within thirty (30) days following the delivery of a written notice to the defaulting party setting forth in reasonable detail the basis of such default and the remedial action required to be taken to rectify such default, the defaulting party has not rectified such default to the reasonable satisfaction of the non-defaulting party.

               iii. A party hereto may, at its option, terminate this Agreement should any other party hereto:

                      a) Admit in writing its inability to pay its debts generally as they become due.

                      b) Make a general assignment for the benefit of creditors.

                      c) Institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it.

                      d) Be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent.

                      e) Seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or

                      f) Have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

        9.3 Phase Out. Notwithstanding anything to the contrary contained herein, for a period not exceeding ninety (90) days following the effective termination (for whatever reason) of this Agreement, Licensee shall be permitted to continue to manufacture discs under the License in order to complete accepted orders and to

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

               distribute its existing inventory of Fingerprinted discs, subject to (and in accordance with) the terms and conditions contained in this Agreement.

        9.4 Effect of Termination or Expiration. Upon the termination of this Agreement for any reason whatsoever:

               i. except as set forth in Section 9.3, the rights of Licensee to continue distributing Fingerprinted discs shall cease;

               ii. Licensee may give its customers a list of licensed replicators;

               iii. the rights of all Parties to continue the Development shall cease

               iv. Licensee shall promptly return to TTR, erase and/or destroy all copies of the DiscGuard Enabling Software and documentation and all information and literature relating thereto which shall have been provided to Licensee or reproduced by Licensee. Upon such return, erasure and/or destruction, Licensee shall confirm in writing to TTR that it has complied with its obligations under this section;

               v. Licensee's obligation to pay the Royalties shall cease, without prejudice to any obligation which has accrued and become due to the termination of this Agreement as herein provided;

               vi. Licensee shall promptly return to Developer the Enhanced MIS and documentation and all information and literature relating thereto which shall have been provided to Licensee or reproduced by Licensee. Upon such return Licensee shall confirm in writing to Developer that it has complied with its obligations under this section; and

               vii. Each party shall promptly return to the disclosing party, and/or erase or destroy all copies of any Confidential Information in the possession of such party or its Subsidiaries. Upon such return, erasure and/or destruction, such party shall confirm in writing to the disclosing party that it has complied with its obligations under this section.

        9.5 Survival. Articles 5, 6, 8, 9 and 10 of this Agreement shall survive the termination and/or expiration of this Agreement for any reason whatsoever.

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

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 Relationship. The relationship between TTR, Licensee and Developer is that of independent contractors and parties to certain licenses in accordance with this Agreement. Neither party is in any way the agent or attorney in fact of the other, nor shall any party or any of its respective agents or employees have any power or authority to assume any obligation of any kind, implied or expressed, on behalf of any other or to bind others to any contract, commitment or agreement whatsoever, or to make any representation on the others' behalf. This Agreement shall not be construed as constituting either party as the partner or joint venture of the others, nor to create any form of legal association which would impose liability upon one party for the acts or failures to act of the others.

        10.2 Force Majeure. No party shall be liable for reasonable delays in the performance of its obligations under this Agreement which result from causes beyond its reasonable control, including without limitation acts of God, strikes, war, riot, civil disorder, embargo, acts of civil and military authorities, fire, earthquake, flood or inability to obtain labor or materials.

        10.3 Assignability; Binding Effect. Licensee and Developer may not assign this Agreement without the prior written consent of TTR, which consent shall not be unreasonably withheld or delayed, except that, upon notice to the other party but without any requirement to obtain consent, (i) Licensee and Developer may assign this Agreement in connection with the sale or other transfer of substantially all of its operating assets relating to this Agreement, other than a sale to a direct competitor (or affiliate of a direct competitor) of TTR.

               Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        10.4 Entire Agreement. This Agreement, including all recitals in the preamble hereto and Exhibits attached hereto, sets forth the entire agreement and understanding between the parties, contains all the understandings, inducements, promises and representations between the parties relating to the matters referred to herein, and merges and supersedes all prior agreements, commitments, arrangements, representations, writings and discussions between them, whether written or oral.

               This Agreement may not be modified or amended except by a written supplement, duly executed by each of the parties.

        10.5 Notices. Any notice, demand or communication which under the terms of this Agreement or otherwise must or may be given or made by TTR, Developer or Licensee shall be in writing and shall be given or made by facsimile with

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

               confirmation of receipt, certified or registered air mail, return receipt requested, or any delivery services, requiring signature of receipt, addressed to the respective parties as follows:

               Licensee:     Nimbus CD International, Inc.
                             POB 7427
                             Charlottesville, Virginia, 22906
                             Attn: Patrick Byrne, Vice President, Engineering

               TTR:          TTR Technologies Ltd.
                             POB 2295
                             Kfar Saba, 44425, Israel
                             Attn: Arik Shavit, Chief Executive Officer
                      Or     Fax: +972-9-766-2394

               Developer:    Doug Carson & Associates
                             1515 E. Pine St.
                             Cushing, Oklahoma 74023-9161
                             Attn: Doug Carson, Chief Executive Officer

        Such notice, demand or other communications shall be deemed to have been given on the date confirmed as the actual date of delivery by the delivery service if sent by such service, and in the case of certified or registered air mail - fifteen (15) business days following the date on which it was deposited postage prepaid in the U.S. or Israeli mail (or the date shown on the actual mail receipt if it is earlier).

        The above addresses may be changed at any time by giving prior written notice as provided above.

        10.6 Severability. Each provision of this Agreement or part thereof shall be severable. If, for any reason, any such provision or part thereof is finally determined, by a court of agency having valid jurisdiction, to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such determination shall not impair the operation of or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and shall continue to bind the parties.

        10.7 Enforcement. The respective rights and remedies of each party are cumulative, and no exercise or enforcement by either party of any right or remedy hereunder shall preclude the exercise or enforcement by such party of any other right or remedy hereunder, or which such party is entitled by law to enforce. Each party may waive any obligation of or restriction upon the other party under this Agreement only in writing. No failure, refusal, neglect, delay, waiver, forbearance or omission of either party to exercise any right under this Agreement or to insist upon full

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

               compliance by the other with its obligations hereunder shall constitute a waiver or any provision of this Agreement.

        10.8 Construction. The headings appearing at the beginning of each section of this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement. The recitals shall be deemed to be part of this Agreement. From time to time this Agreement and any of the Exhibits hereto may be modified by the parties in accordance with
               Section 10.5 of this Agreement. As so modified, such exhibits shall be considered part of this Agreement.

        10.9 Dispute Resolution; Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York applicable to contracts wholly executed and performed therein.

        10.10 Press Releases. The parties shall issue a media release to the public (in a form that has been approved in writing by all parties) to announce the business relationship being created by this Agreement

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

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

DOUG CARSON AND ASSOCIATES, INC.            TTR TECHNOLOGIES LTD.

By:__________________                       By: ________________

Title:                                      Title: President

NIMBUS CD INTERNATIONAL INC.

By: __________________

Title:

                                   EXHIBIT "A"

           DEVELOPMENT TASKS AND DEVELOPMENT SCHEDULE; MILESTONE DATES

******* Confidential material omitted and filed with the SEC.

                                   EXHIBIT "B"

                              DESIGN SPECIFICATIONS

****** Confidential material omitted and filed separately with the SEC.

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

                                  SCHEDULE 7.1

                                  CD-ROM Drives

******* Confidential material omitted and filed separately with the SEC.

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